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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                      Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

      Keane                     Douglas                     S.
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     (Last)                    (First)                   (Middle)

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                      c/o Airtech International Group, Inc.
                             15400 Knoll Trail #106
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                                    (Street)

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Dallas,                   TX                        75248

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(City)                  (State)                     (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

       5/31/98
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

       AIRTECH INTERNATIONAL GROUP, INC. (AIRG)
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5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

            [_] Director                   [_] 10% Owner
            [X] Officer (give title below) [_] Other (specify below)

               President, Airsopure, Inc. (subisidiary of Issuer)

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                                     Page 1

6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

          [X] Form Filed by One Reporting Person

          [_] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================


                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect
Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

   Common Stock                           46,974                       D
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

  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


(Form 3-07/98)                                                            (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Preferred Series A       5/31/98    5/31/00         Common stock           53,050           one for one    D
(Right to Convert)  (1)
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Debentures               5/31/98    5/31/00         Common stock           $ 40,264         $0.70          D
(Right to Convert)  (1)                                                                     per share
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

                            Explanation of Responses:
(1) Such derivative securities were granted in conjunction with the merger of Interactive Technologies, Inc. (name changed to Airtech International Group, Inc. in October 1998) and Airtech International Corporation. All amounts are shown before the shareholder approved 1 for 5 Reverse Split of November 9, 1998.



/s/ Douglas S. Keane                                            July 29, 1999
-------------------------------                                ---------------
**Signature of Reporting Person                                    Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                     Page 3